Exhibit 3.2
CERTIFICATE OF INCORPORATION
OF
SWISHER HYGIENE INC.
     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:
     FIRST. The name of the corporation is Swisher Hygiene Inc.
     SECOND. The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, DE 19904, Kent County. The name of its registered agent at such address is National Registered Agents, Inc.
     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The corporation is being incorporated in connection with the domestication of CoolBrands International Inc., a corporation organized under the Canada Business Corporations Act (“CoolBrands Canada”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of CoolBrands Canada.
     FOURTH. The total number of shares of common stock of the corporation, par value $.001 per share (the “Common Shares”), which the corporation shall have authority to issue is 400,000,000. Upon the effectiveness of the Domestication (the “Effective Time”), any stock certificate that, immediately prior to the Effective Time, represented common shares of CoolBrands Canada will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent an identical number of Common Shares of the corporation.
     FIFTH. The incorporator of the corporation is Edward L. Ristaino, Esq., whose mailing address is 350 East Las Olas Blvd., Suite 1600, Fort Lauderdale, FL 33301.
     SIXTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
     SEVENTH.
     A. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.
     B. The number of directors constituting the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors, provided that the Board of Directors shall not be composed of less than three, nor more than 15, directors.

     C. Vacancies and newly created directorships on the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
     EIGHTH. Special meetings of stockholders of the corporation for any purpose or purposes may be called at any time by the chairman of the Board of Directors or the president of the corporation or at the written request of a majority of the members of the Board of Directors and may not be called by any other person, and any power of stockholders to call a special meeting is specifically denied.
     NINTH. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of the stockholders of the corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.
     TENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
     ELEVENTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
     TWELFTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders of the corporation, or until their respective successors are duly elected and qualified, are:
H. Wayne Huizenga,
Steven R. Berrard,
David Braley,
John Ellis Bush,
James E. O’Connor,
David Prussky,
Ramon A. Rodriguez, and
Michael Serruya.
     The mailing address for each director is: 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

     THIRTEENTH. The corporation shall not be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware.
     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 1st day of November, 2010.

/s/ Edward L. Ristaino, Esq.
Name:	Edward L. Ristaino, Esq.
Incorporator

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